Exhibit 23.2

CONSENT OF ANKURA CONSULTING GROUP, LLC

Regarding the Registration Statement on Form S-8 for Dow Inc. relating to the Dow Inc. 2019 Stock Incentive Plan as amended (the “Registration Statement”), Ankura Consulting Group, LLC (“Ankura”) hereby consents to the incorporation by reference in the Registration Statement of the use of Ankura’s name and the reference to Ankura’s reports appearing in the Annual Report on Form 10-K of Dow Inc. and The Dow Chemical Company for the year ended December 31, 2025 and the Quarterly Report on Form 10-Q of Dow Inc. and The Dow Chemical Company for the quarter ended March 31, 2026.

/s/ AMY BROCKMAN
Amy Brockman, Senior Managing Director
Ankura Consulting Group, LLC
April 24, 2026